Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
MARCH 31, 2009, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED MAY 8, 2009
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, May 8, 2009
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the first quarter of 2009 amounted to $19,959,000 compared with $20,717,000 for the first quarter of 2008.
     The decrease in consolidated earnings resulted mainly from (1) weaknesses in CORT’s furniture rental and Precision Steel’s businesses due significantly to the recessionary economic environment, and (2) increases in CORT’s operating expenses attributable principally to an acquisition made in the fourth quarter of 2008, significantly offset by (3) improved underwriting results and investment income of Wesco-Financial Insurance Company’s insurance businesses.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended March 31,
	2009	2008
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting	$5,049,000	$1,711,000
Investment income	16,216,000	15,321,000
CORT furniture rental business	(956,000)	3,533,000
Precision Steel businesses	(388,000)	296,000
Other	38,000	(144,000)

Consolidated net income	$19,959,000	$20,717,000

Per share	$2.80	$2.91

     Wesco’s Form 10-Q for the quarter ended March 31, 2009 will be filed electronically with the Securities and Exchange Commission next week, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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